Exhibit 99.1

For Immediate Release

May 12, 2005

Remy International, Inc. Announces 1st Quarter Results

Anderson, Indiana, May 12, 2005/PRNewswire/ — Remy International, Inc. (“Remy International” or the “Company”), a leading, manufacturer, remanufacturer and distributor of Delco Remy brand heavy duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology, today announced net sales of $281.6 million and Adjusted EBITDA of $20.6 million for the quarter ending March 31, 2005 including two weeks of results from the recent acquisition of Unit Parts Company in March 2005. Net sales increased $12.5 million, or 4.7%, and Adjusted EBITDA decreased $8.1 million, or 28.2%, compared with the first quarter of 2004. Operating income of $14.9 million in the first quarter of 2005 compares with $22.5 million in the same period of 2004.

First Quarter Highlights:

•	Significant net sales increases in certain markets over first quarter 2004:

•	52% increase in Powertrain Diesel Product Sales.

•	19% increase in Heavy-Duty OEM Sales.

•	16% increase in Core Services Sales.

•	Unit Parts Company Acquisition Completed.

Commenting on the first quarter results, Tom Snyder, President and CEO, stated, “Heavy-Duty OEM and Powertrain Diesel Product sales continue to be robust while sales to Light-Duty OEMs are softening. Our gross margin was negatively impacted by pricing pressures, higher commodity costs and adverse currency fluctuations.”

Adjusted EBITDA in the first quarter of 2005 decreased over the same period in 2004 mainly due to lower gross margin and higher product engineering and other costs for the approximately $250 million in new business awards. These awards have been received over the past two years and are scheduled for launch through 2007.

Cash provided by operating activities of $2.6 million in the first quarter of 2005 represents a $10.7 million improvement over the comparable period in 2004. This increase primarily reflects improvements in working capital performance and reduced restructuring payments, offset by lower earnings in the quarter.

The acquisition of Unit Parts Company on March 18, 2005, did not have a significant impact on the Company’s results of operations for the first quarter of 2005.

Recent Developments:

In April 2005, the Company was named as a General Motors Supplier of the Year for its overall business performance in providing GM with world-class parts and services.

In May 2005, the Company announced the opening of a new product technology and customer service center in Wroclaw, Poland to support its aggressive growth and significant demand for the Delco Remy brand within European markets. The European facility will consolidate three smaller facilities and will feature a full complement of on-site engineering, purchasing and supplier development serving the Company’s growing number of automotive, heavy duty and industrial customers. Key product research, engineering and technical support services will focus on Delco Remy and Remy branded starting motors and alternators, as well as hybrid systems and DC motors.

Future Outlook:

Commenting on 2005, Snyder said, “We are pleased with our progress on the initial integration activities of UPC. However, we do expect to continue being affected by the difficult conditions in the automotive industry but remain confident that our full year 2005 and long-term outlook remains positive.”

Reconciliation to GAAP:

For a reconciliation of GAAP financial information to the non-GAAP financial information appearing in this release, please refer to the table following the accompanying Condensed Consolidated Statements of Operations.

First Quarter Conference Call:

Remy International’s executive management team will conduct a live conference call on Thursday, May 12 at 10:00 a.m. Eastern Daylight Time to discuss additional details regarding the Company’s performance for the first quarter and the outlook for the remainder of 2005. The call may be accessed by dialing 800-762-4758 ten minutes prior to the start of the presentation. A replay of the conference will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 781191.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading, manufacturer, remanufacturer and distributor of Delco Remy brand heavy duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of commodity prices, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct.

Investor Relations:	Keri Webb	765-778-6602
Remy International Web Site: http://www.RemyInc.com

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

IN THOUSANDS, For the three months ended March 31,	2005	2004
	(unaudited)
Net sales	$281,568	$269,028
Cost of goods sold	236,209	218,758

Gross profit	45,359	50,270

Selling, general and administrative expenses	31,257	26,914
Restructuring (credit) charge	(799)	813

Operating income	14,901	22,543
Interest expense, net	15,392	14,601

Income (loss) from continuing operations before income taxes, minority interest and loss (income) from unconsolidated joint ventures	(491)	7,942

Income tax expense	1,350	1,240
Minority interest	1,093	548
Loss (income) from unconsolidated joint ventures	(83)	454

Net (loss) income from continuing operations	(2,851)	5,700

Discontinued operations:
Loss from discontinued operations, net of tax	(201)	(552)
Gain on disposal of discontinued operations, net of tax	155	108

Net loss from discontinued operations, net of tax	(46)	(444)

Net (loss) income	(2,897)	5,256

Accretion for redemption of preferred stock	—	8,552

Net loss attributable to common stockholders	$(2,897)	$(3,296)

Adjusted EBITDA:
Operating income	$14,901	$22,543
Depreciation and amortization	6,534	5,393
Restructuring (credit) charge	(799)	813

Adjusted EBITDA	$20,636	$28,749

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

IN THOUSANDS, At	March 31, 2005	December 31, 2004
Assets:
Current assets:
Cash and cash equivalents	$23,085	$62,545
Trade accounts receivable, net	176,097	154,333
Inventories	284,041	217,912
Other current assets	32,789	30,667

Total current assets	516,012	465,457

Property, plant and equipment, net	160,290	137,293
Goodwill, net	168,245	106,400
Other assets	58,126	46,608

Total assets	$902,673	$755,758

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$206,483	$170,776
Accrued restructuring	11,553	6,451
Deferred income taxes	2,611	3,065
Other liabilities and accrued expenses	138,539	95,166
Current maturities of long-term debt	28,539	22,890

Total current liabilities	387,725	298,348

Long-term debt, net of current portion	629,856	610,330
Accrued restructuring	3,158	4,407
Other non-current liabilities	80,651	34,775

Minority interest	10,985	10,498

Total stockholders’ deficit	(209,702)	(202,600)

Total liabilities and stockholders’ deficit	$902,673	$755,758

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

IN THOUSANDS, For the three months ended March 31,	2005	2004
Cash Flows from Operating Activities:
Net loss attributable to common stockholders	$(2,897)	$(3,296)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Discontinued operations	46	444
Depreciation and amortization	6,534	5,393
Non-cash interest expense	852	1,028
Accretion for redemption of preferred stock	—	8,552
Minority interest and loss from unconsolidated joint ventures, net	1,010	1,002
Deferred income taxes	(427)	2
Restructuring (credit) charge	(799)	813
Cash payments for restructuring charges	(509)	(6,409)
Changes in accounts receivable, inventory and accounts payable, net	(5,054)	(19,043)
Other, net	3,811	3,377

Net cash provided by (used in) operating activities of continuing operations	2,567	(8,137)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(56,014)	—
Net proceeds on sale of businesses	156	108
Purchases of property, plant and equipment	(10,860)	(5,915)

Net cash used in investing activities of continuing operations	(66,718)	(5,807)

Cash Flows from Financing Activities:
Net borrowings under revolving line of credit and other	25,176	11,678
Distributions to minority interests	—	(1,010)

Net cash provided by financing activities of continuing operations	25,176	10,668

Effect of exchange rate changes on cash	(252)	244

Cash flows of discontinued operations	(233)	(1,050)

Net decrease in cash and cash equivalents	(39,460)	(4,082)
Cash and cash equivalents at beginning of year	62,545	21,207

Cash and cash equivalents at end of period	$23,085	$17,125